AS FILED  WITH THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  October  9,  2003
                                                      Registration No. 333-37532

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                            UNITED MOBILE HOMES, INC.
               (Exact name of registrant as specified in charter)

            Maryland                                             22-1890929
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)
                             ----------------------
 Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728
                                  732-577-9997
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              Eugene W. Landy, Esq.
 Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728
                                  732-577-9997

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                                   Copies to:
                                 Gary D. Gilson
                       Blackwell Sanders Peper Martin, LLP
                               Two Pershing Square
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                             ----------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective
                             ----------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If this Form is a post-effective amendment filed pursuant to Rule
462(c)under the Securities Act, check the following box and list the Securities
Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

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EXPLANATORY NOTE

On September  29,  2003,  United  Mobile  Homes,  Inc.,  a Maryland  corporation
("UMH"),  became the successor issuer to United Mobile Homes, Inc., a New Jersey corporation ("UMH New Jersey"), as a result of the merger of UMH New Jersey with and into UMH, with UMH being the surviving corporation. Immediately prior to the merger,  UMH  had  no  assets  or  liabilities  other  than  nominal  assets  or liabilities.  UMH acquired all of the assets and assumed all of the  liabilities and  obligations  of UMH New  Jersey  in the  merger.  Pursuant  to Rule  414(d)
promulgated  under the Securities  Act of 1933, as amended,  UMH, as a successor issuer to UMH New Jersey, hereby expressly adopts the Registration  Statement on
Form S-3 (Registration No. 333-37532) as its own Registration  Statement for all
purposes of the  Securities  Act and the  Securities  Exchange  Act of 1934,  as
amended, effective as of the date of the merger.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers

     United  Mobile  Homes,  Inc.  (the  "Company") is organized in the State of
Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision  limiting the  liability of its directors and officers to the  corporation and its  stockholders  for money damages except for liability  resulting from (i) actual receipt of an improper  personal benefit or profit in money,  property or services or (ii) active and deliberate  dishonesty established by a final judgment as being material to the cause of action.

     The MGCL  requires  a  corporation  to  indemnify  its  present  and former directors or officers who have been successful,  on the merits or otherwise,  in the defense of any  proceeding  to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former  directors and officers in connection with any proceeding to which  they may be made a party by reason of their  service in those or other capacities  unless  it is  established  that  (i)  the  act or  omission  of the indemnified  party was material to the matter giving rise to the  proceeding and
(a) was  committed  in bad faith or (b) was the result of active and  deliberate dishonesty,  (ii) the indemnified  party actually  received an improper personal benefit in money,  property  or  services  or (iii) in the case of any  criminal proceeding,  the indemnified  party had reasonable cause to believe that the act or omission was unlawful.

     The indemnification may be against judgments, penalties, fines, settlements and  reasonable  expenses  actually  incurred  by the  director  or  officer  in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation,  indemnification may not be made in respect of any  proceeding in which the director or officer has been adjudged to be liable to the corporation.

     In  addition,  a director or officer of a Maryland  corporation  may not be indemnified with respect to any proceeding charging improper personal benefit to the  director or officer in which the  director  or officer  was  adjudged to be liable  on  the  basis  that  personal  benefit  was  improperly  received.  The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment  creates a rebuttal  presumption  that the  director or officer did not meet the  requisite standard of conduct required for permitted  indemnification.  The termination of any  proceeding by judgment,  order or  settlement,  however,  does not create a presumption that the director or officer did not meet the requisite  standard of conduct for permitted indemnification.

     As a condition  to  advancing  expenses  to a director  who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the  director or officer of his or her good faith  belief that he or she has met the standard of conduct necessary for  indemnification  by the Company and (b) a written  statement  by or on his or her  behalf  to  repay

                                      II-1

the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

     The  Company's  Articles of  Incorporation  provide  that the Company  must indemnify  its directors  and  officers,  whether  serving the Company or at its request any other entity,  to the full extent  required or permitted by Maryland law,  including  the advance of expenses  under the  procedures  and to the full extent  permitted  by law. The  Company's  Articles of  Incorporation  contain a provision which limits a director's or officer's  liability for monetary damages to the Company or its stockholders.

     The Company has entered into Indemnification  Agreements with its directors and certain  officers  which  generally  provide that the Company is required to indemnify  any  director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened,  pending or completed action,  suit or  proceeding  in which  such  director  or  officer  may be or may  have  been involved,  as a party or  otherwise,  by reason of the fact that the director or officer  was  acting in his or her  capacity  as a  director  or  officer of the
Company;  or (ii) any inquiry,  hearing or  investigation  that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Item 16. Exhibits.

Exhibit           Description of Exhibit
Number            Filed herewith:
------            --------------

(4)               Specimen Authorization Card

(5)               Opinion of Eugene W. Landy, Esq.

(23)              Consent of Eugene W. Landy, Esq. (included in Exhibit 5).

(24)              Power of Attorney.

Item 17. Undertakings.

     The Registrant hereby undertakes:

     1.   To file,  during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include  any  prospectus  required  by Section  10(a)(3)of  the
     Securities Act of 1933.

          (ii) To reflect in the  prospectus  any facts or events  arising after the  effective  date of the  registration  statement  (or the  most  recent post-effective amendment thereto)

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     which, individually or in the aggregate,  represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration  statement or any
     material  change  to  such  information  in  the  registration   statement,
     including  (but not  limited  to) any  addition  or  deletion of a managing underwriter;

          Provided, however, That paragraphs 1(i) and (1)(ii) of this section do not apply if the  registration  statement is on Form S-3,  Form S-8 or Form
     F-3,  and the  information  required  to be  included  in a  post-effective amendment by those  paragraphs is contained in periodic  reports filed with or furnished to the Commission by the registrant  pursuant to section 13 or section 15(d) of the Securities  Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2.   That,  for  the  purpose  of  determining   any  liability  under  the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from  registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining  liability under the Securities Act of
1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the  Securities  Exchange Act of 1934 that is  incorporated  by reference in the registration statement shall be deemed to be a new registration statement relating to the securities  offered therein,  and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

                                      II-3

                                   Signatures

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds  to  believe  that it meets  all the requirements  for  filing  on Form S-3 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the Township of Freehold,  State of New Jersey on the 9th day of
October, 2003:

                                       United Mobile Homes, Inc.

                                       By:    /s/ SAMUEL A. LANDY
                                          --------------------------------------
                                       Printed Name:  Samuel A. Landy
                                       Title:  President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities indicated on this 9th day of October, 2003.

           /s/ Eugene W. Landy                      /s/ James E. Mitchell
----------------------------------------    ------------------------------------
             Eugene W. Landy                          James E. Mitchell
          Chairman of the Board                            Director
              and Director

           /s/ Samuel A. Landy                      /s/ Richard H. Molke
----------------------------------------    ------------------------------------
             Samuel A. Landy                          Richard H. Molke
         President and Director                           Director
      (Principal Executive Officer)

            /s/ Anna T. Chew                       /s/ Eugene Rothenberg
----------------------------------------    ------------------------------------
              Anna T. Chew                           Eugene Rothenberg
     Vice President, Chief Financial                      Director
          Officer and Director
(Principal Financial Officer, Controller
    and Principal Accounting Officer)

        /s/ Ernest V. Bencivenga                   /s/ Robert G. Sampson
----------------------------------------    ------------------------------------
          Ernest V. Bencivenga                     Robert G. Sampson
    Secretary/Treasurer and Director                    Director

         /s/Charles P. Kaempffer
----------------------------------------
          Charles P. Kaempffer
                Director

                                      II-4

                                 EXHIBIT INDEX

Exhibit           Description of Exhibit
Number            Filed herewith:
------            --------------

(4)               Specimen Authorization Card

(5)               Opinion of Eugene W. Landy, Esq.

(23)              Consent of Eugene W. Landy, Esq. (included in Exhibit 5)

(24)              Power of Attorney.